Exhibit 99.1

June 23, 2003
News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Strategic Alliance and Marketing Agreement

TULSA, Okla.C(BUSINESS WIRE)CJune 23, 2003CEnXnet, Inc.

(OTCBB:EXNTCnews) announced today that it has entered into a Strategic Alliance and Marketing Agreement with Platinum Productions at The Movie Studios of Los Colinas, Texas.

Mr. Ryan Corley, President of EnXnet, Inc., had this to say, "Platinum Productions is a perfect fit for EnXnet. They understand where we are and our product mix, and they know how to market both. Their G4 technology is one of the most powerful marketing, sales and communications, and recruiting systems available. EnXnet has recently completed the first CD production contracts for Platinum, and we are looking forward to the ongoing production we will be supplying them."

Platinum Productions' President, Mr. Kent Bush, said, "This Strategic Alliance will take both of our companies to a new level. With our marketing skills and EnXnet's products, we believe that the financial rewards will be substantial. Our G4 software will help propel EnXnet to this new level."

Mr. Mark Pempsell, National Sales Director, had this to say, "I've been in the sales and marketing business most of my adult life. Helping put Platinum and EnXnet together represents what all sales and marketing persons strive for, the closest thing to a perfect business marriage. EnXnet's exciting products and Platinum's business sense on marketing fits just right, the agreement between these two companies will prove to be very exciting. I have spent a great amount of time and energy forging a relationship with Mr. Brandon Rowe, Chief Marketing Officer at Platinum Productions. EnXnet has begun relocating our Marketing offices to The Movie Studios at Los Colinas. We are excited at the opportunity to work with a company so well poised in the Music, Entertainment and Direct Marketing industries."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley, President
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com